Exhibit 2.2

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of June 12, 2006 (the “Agreement”), among SECURITY CAPITAL CORPORATION, a Delaware corporation (“Security Capital”), WC HOLDINGS, INC., a Delaware corporation (the “Company”), the parties set forth on Schedule A (the “Minority Stockholders”) and the parties set forth on Schedule B (the “Optionholders”, and together with the Minority Stockholders, the “Minority Securityholders”).

RECITALS

WHEREAS, Security Capital is the record and beneficial owner of 12,507.88 shares of Common Stock, $0.01 par value per share, of the Company (the “WC Common Stock”); and

WHEREAS, each Minority Stockholder is the record and beneficial owner of the number of shares of WC Common Stock set forth opposite each such Minority Stockholder’s name on Schedule A under the heading “Number of Shares”; and

WHEREAS, each Optionholder holds options (the “WC Options”) to purchase the number of shares of WC Common Stock set forth opposite each such Optionholder’s name on Schedule B under the heading “Number of Shares Subject to Options”; and

WHEREAS, Security Capital’s primary business asset is its ownership interest in the Company; and

WHEREAS, concurrently with the execution and delivery of this Agreement, Sedgwick CMS Holdings, Inc., a Delaware corporation (the “SCC Buyer”), GOSC Merger Corp., a Delaware corporation (“Merger Sub”), and Security Capital, are entering into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for, among other things, (i) the merger of Merger Sub with and into Security Capital (the “Merger”) and (ii) the conversion of each share of Security Capital’s common stock and Class A common stock issued and outstanding immediately prior to the effective time of such Merger into the right to receive in cash the merger consideration set forth in the Merger Agreement; and

WHEREAS, as a condition and inducement to the SCC Buyer and Merger Sub entering into the Merger Agreement and subject to the terms and conditions of this Agreement, each of the Minority Stockholders has agreed to sell all of the shares of WC Common Stock set forth opposite such Minority Stockholder’s name on Schedule A under the heading “Number of Shares” (such shares, the “WC Minority Shares”) to Security Capital, and Security Capital has agreed to purchase all of the WC Minority Shares from the Minority Stockholders, upon the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, as a condition and inducement to the SCC Buyer and Merger Sub entering into the Merger Agreement and subject to the terms and conditions of this Agreement, each Optionholder consents to the termination and cancellation by the Company of the WC Options for the purchase of the number of shares of WC Common Stock set forth opposite each such Optionholder’s name on Schedule B under the heading “Number of Shares Subject to Options”; and

WHEREAS, as a condition and inducement to the SCC Buyer and Merger Sub entering into the Merger Agreement and Security Capital entering into this Agreement, concurrently with the execution and delivery of this Agreement, the SCC Buyer, the Minority Securityholders and certain stockholders of Security Capital (such stockholders, the “SCC Indemnifying Parties”) are entering into (i) an indemnification agreement (the “Indemnification Agreement”), pursuant to which, among other things, the Minority Securityholders and SCC Indemnifying Parties have agreed, subject to the terms thereof, to provide the SCC Buyer with certain limited indemnification rights and (ii) an escrow agreement (the “Escrow Agreement”), pursuant to which a portion of the merger consideration payable to the SCC Indemnifying Parties under the Merger Agreement and a portion of the consideration payable to the Minority Securityholders under this Agreement will be placed into an escrow account, which escrow account will serve as the SCC Buyer’s and Merger Sub’s sole source for recovery following the closing of the Merger for any losses pursuant to the Indemnification Agreement (except for claims of, or causes of action arising from, fraud).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

1.1           Certain Definitions.

(a)           When used in this Agreement, the following terms will have the meanings assigned to them in this Section 1.1(a):

“Adjustment Certificate” has the meaning set forth in the Merger Agreement.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such Person. For purposes of this definition, “Control” (including the terms “Controlled by” and “under common Control with”) means possession of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986.

“Company” has the meaning set forth in the preamble.

“Contract” means any written or oral agreement, contract, commitment, arrangement or understanding.

“Customers” shall mean persons or entities either currently doing business with Security Capital or any of its Subsidiaries or to which Security Capital or any of its Subsidiaries provided services during the preceding 12 month period.

“Debt Adjustment Amount” has the meaning set forth in (and shall be calculated in accordance with) the Merger Agreement.

“Escrow Agreement” has the meaning set forth in the recitals.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state or local government or foreign, international, multinational or other government, including any department, commission, board, agency, instrumentality, political subdivision, bureau, official or other regulatory, administrative or judicial authority thereof.

“Indemnification Agreement” has the meaning set forth in the recitals.

“Law” means any statute, law, ordinance, rule or regulation of any Governmental Entity.

“Liability” means all indebtedness, obligations and other liabilities and contingencies of a Person, whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, hypothecation or other encumbrance in respect of such property or asset.

“Losses” has the meaning set forth in Section 5.2.

“Material Contact” shall mean: (a) contact between such Principal and such Customer or Prospective Customer in an effort to further the Security Capital Business; or (b) supervision/management of contact between subordinate employees and such Customer or Prospective Customer.

“Merger” has the meaning set forth in the recitals.

“Merger Agreement” has the meaning set forth in the recitals.

“Merger Sub” has the meaning set forth in the recitals.

“Minority Securityholders” has the meaning set forth in the preamble.

“Minority Stockholders” has the meaning set forth in the preamble.

“Optionholders” has the meaning set forth in the preamble.

“Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Per Share Escrow Consideration” means an amount equal to $869.72.

“Per Share Payment” has the meaning set forth in Section 2.1.

“Per Share WC Adjustment Amount” means an amount (which may be positive or negative) equal to (a) the Debt Adjustment Amount divided by (b) 14,947.405.

“Permit” means any authorization, approval, consent, grant, easement, variance, exception, certificate, license, permit or franchise of or from any Governmental Entity of competent jurisdiction or pursuant to any Law.

“Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity, or any other entity or body.

“Principal” has the meaning set forth in Section 4.5(a).

“Prospective Customers” shall mean persons or entities from which Security Capital or any of its Subsidiaries had actively solicited business within the preceding six month period.

“Representatives” means, with respect to any Person, the respective directors, officers, employees, counsel, accountants and other representatives of such Person.

“Restricted Period” means (a) with respect to Jonathan R. Wagner, Richard T. Kurth, Daniel R. Sullivan and Randy E. Jones, the period commencing on the date of this Agreement and ending on the three year anniversary of the Closing Date and (b) with respect to Paul Collins, the period commencing on the date of this Agreement and ending on the two year anniversary of the Closing Date.

“SCC Buyer” has the meaning set forth in the recitals.

“SCC Indemnifying Parties” has the meaning set forth in the recitals.

“Security Capital” has the meaning set forth in the preamble.

“Security Capital Business” has the meaning set forth in Section 4.5(a)(ii).

       “Settlement Agreement” means that certain Settlement Agreement and Release, dated March 9, 2006, among Paul A. Miller, Robert J. Bossart, CompManagement, Inc., CMI Management Company, CompManagement Health Systems Inc., CompManagement Integrated Disability Services, Inc., the Company and Security Capital.

“Stockholders’ Agreement” means that certain Stockholders’ Agreement, dated as of December 21, 2000, by and among HP Acquisition Corp., WC Holdings, Inc., Security Capital and Robert J. Bossart, Randy E. Jones, Richard T. Kurth, Paul A. Miller, Daniel R. Sullivan, Jonathan R. Wagner and each other Person who has joined such agreement as a “management holder”, as amended.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which as of the date of this Agreement such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of a non-corporate Person.

“WC Common Stock” has the meaning set forth in the recitals.

“WC Escrow Funds” has the meaning set forth in Section 2.4(d).

“WC Options” has the meaning set forth in the recitals.

“WC Minority Shares” has the meaning set forth in the recitals.

“$” means United States dollars.

(b)           For purposes of this Agreement, except as otherwise expressly provided herein or unless the context otherwise requires: (i) the meaning assigned to each term defined herein will be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting any gender will include all genders as the context requires; (ii) where a word or phrase is defined herein, each of its other grammatical forms will have a corresponding meaning; (iii) the terms “hereof”, “herein”, “hereunder”, “hereby” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (iv) when a reference is made in this Agreement to an Article, Section, paragraph or Schedule without reference to a document, such reference is to an Article, Section, paragraph or Schedule to this Agreement; (v) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule will also apply to paragraphs and other subdivisions; (vi) the word “include”, “includes” or “including” when used in this Agreement will be deemed to include the words “without limitation”, unless otherwise specified; (vii) a reference to any party to this Agreement or any other agreement or document will include such party’s predecessors, successors and permitted assigns; and (viii) a reference to any Law means such Law as amended, modified, codified, replaced or reenacted as of the date hereof, and all rules and regulations promulgated thereunder as of the date hereof.

ARTICLE II
PURCHASE AND SALE OF THE WC MINORITY SHARES; TERMINATION AND CANCELLATION OF THE WC OPTIONS

2.1           Purchase and Sale of the WC Minority Shares.

(a)           Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, each Minority Stockholder, on a several, and not joint, basis, will sell, transfer and deliver, and Security Capital will purchase from such Minority Stockholder, on a several, and not joint, basis, all of such Minority Stockholder’s respective WC Minority Shares for a purchase price per Minority Share (such amount, the “Per Share Payment”) equal to (i) $10,014.42 plus (ii) the Per Share WC Adjustment Amount minus (iii) the Per Share Escrow Consideration, payable in cash as set forth in Section 2.4. Notwithstanding the foregoing, in the event that the merger consideration payable under the Merger Agreement is increased after the execution of such agreement (other than as a result of the calculation of the Per Share Adjustment Amount (as defined in the Merger Agreement)), an appropriate adjustment shall be made to the Per Share Payment to reflect the increased value of WC Holdings derived from such increased merger consideration; provided that any such adjustment shall be required to be agreed to in writing by Security Capital, on the one hand, and Jonathan R. Wagner and Richard T. Kurth on behalf of the Minority Securityholders, on the other hand.

2.2           Exercise of WC Options; Termination and Cancellation of WC Options.

(a)           The Company and each Optionholder consents and agrees that the terms of all WC Options held by such Optionholder are hereby amended to provide that the WC Options are not exercisable during the period from the date hereof through and including the date of termination of this Agreement in accordance with its terms, and any attempted exercise of an Option during such period will not be effective.

(b)           Subject to the terms and conditions set forth in this Agreement, (i) each Optionholder consents and agrees to the termination and cancellation, effective immediately prior to the Closing, of the number of WC Options set forth opposite such Optionholder’s name on Schedule B under the heading “Number of Shares Subject to Options” (whether vested or unvested); and (ii) as consideration for the termination and cancellation of such number of WC Options, at the Closing, Security Capital will pay, on a several, and not joint, basis, to each Optionholder an amount equal to (x) (1) the Per Share Payment multiplied by (2) the number of shares set forth opposite such Optionholder’s name on Schedule B under the heading “Number of Shares Subject to Options”, minus (y) the aggregate exercise price for such WC Options, as set forth opposite such Optionholder’s name on Schedule B under the heading “Aggregate Exercise Price”, payable as set forth in Section 2.4.

2.3           Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) will take place at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York, at 10:00 a.m. New York City time, immediately prior to the consummation of the transactions contemplated by the Merger Agreement (the date on which the Closing actually occurs is referred to as the “Closing Date”); provided that in the event that the transactions contemplated by the Merger Agreement are not promptly consummated after the Closing, the parties shall be required to unwind the transactions contemplated by this Agreement.

2.4           Transactions to be Effected at the Closing.

(a)           At the Closing, Security Capital will (i) pay to each Minority Stockholder by transfer of immediately available funds in accordance with the wire instructions provided to Security Capital prior to the date hereof an amount equal to (A) the Per Share Payment multiplied by (B) the number of shares of WC Common Stock set forth opposite such Minority Stockholder’s name on Schedule A under the heading “Number of Shares” and (ii) deliver to the Minority Stockholders all other documents, instruments or certificates required to be delivered by Security Capital at or prior to the Closing pursuant to this Agreement.

(b)           At the Closing, Security Capital will (i) pay to each Optionholder by transfer of immediately available funds in accordance with the wire instructions provided to Security Capital prior to the date hereof an amount equal to (A) (1) the Per Share Payment multiplied by (2) the number of shares set forth opposite such Optionholder’s name on Schedule B under the heading “Number of Shares Subject to Options”, minus (B) the aggregate exercise price for such WC Options, as set forth opposite such Optionholder’s name on Schedule B under the heading “Aggregate Exercise Price” and (ii) deliver to each Optionholder all other documents, instruments or certificates required to be delivered by Security Capital at or prior to the Closing pursuant to this Agreement.

(c)           At the Closing, (i) each of the Minority Stockholders will deliver to Security Capital a certificate or certificates representing the WC Minority Shares owned by such Minority Stockholder duly endorsed or accompanied by stock powers duly endorsed in blank, (ii) each Optionholder will deliver to the Company a written agreement that all WC Options held by such Optiohholder have been canceled and terminated, (iii) each of the Minority Securityholders will deliver to Security Capital and the Company a duly executed certificate certifying that (A) all of the representations and warranties of such Person set forth in this Agreement are true and correct as of the Closing and (B) such Person has performed in all the covenants and agreements required to be performed by him under this Agreement at or prior to the Closing and (iv) the Minority Securityholders will deliver to Security Capital all other documents, instruments or certificates required to be delivered by the Minority Securityholders at or prior to the Closing pursuant to this Agreement.

(d)           At the Closing, Security Capital will deposit with the Escrow Agent $2,121,703.68 (the “WC Escrow Funds”). The WC Escrow Funds will be held (and released) in accordance with the Escrow Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1           Representations and Warranties of the Minority Securityholders. Each of the Minority Securityholders, severally but not jointly, and solely with respect to such Minority Securityholder, represents and warrants to each of the Company and Security Capital that each statement contained in this Section 3.1 as it applies to such Minority Securityholder is true and correct as of the date hereof and as of the Closing.

(a)           Authority and Enforceability. Such Minority Securityholder has the requisite power, authority and legal capacity to execute and deliver this Agreement, to perform his obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Minority Securityholder of this Agreement and the consummation by such Minority Securityholder of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Minority Securityholder, and no other action is necessary on the part of such Minority Securityholder to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Minority Securityholder and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of such Minority Securityholder, enforceable against such Minority Securityholder in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(b)           Noncontravention. Neither the execution and delivery of this Agreement, nor the performance by such Minority Securityholder of his obligations hereunder, nor the consummation of the transactions contemplated hereby, will, with or without the giving of notice or the lapse of time or both, (i) violate any Law or Order applicable to such Minority Securityholder, (ii) result in a breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, trigger or change any rights or obligations under, or require any payment under, or result in the creation of a Lien on any property or asset of such Minority Securityholder pursuant to, any Contract or Permit to which such Minority Securityholder is a party or by which any asset of such Minority Securityholder is bound or affected or (iii) require any Order or Permit of, or filing with or notification to, any Governmental Entity.

(c)           The WC Common Stock and the WC Options.

(i)            Such Minority Securityholder, if a Minority Stockholder, holds of record and owns beneficially all of the issued and outstanding shares of WC Common Stock set forth opposite such Minority Stockholder’s name on Schedule A under the heading “Number of Shares”, free and clear of all Liens. The number of shares of WC Common Stock set forth opposite such Minority Stockholder’s name on Schedule A under the heading “Number of Shares” correctly sets forth all of the capital stock of the Company owned of record or beneficially by such Minority Stockholder.

(ii)           Such Minority Securityholder, if an Optionholder, holds of record and owns beneficially all of the WC Options to acquire the number of shares of WC Common Stock set forth opposite such Optionholder’s name on Schedule B under the heading “Number of Shares Subject to Options”, free and clear of all Liens. The number of shares of WC Common Stock set forth opposite such Optionholder’s name on Schedule B under the heading “Number of Shares Subject to Options” correctly sets forth the number of shares of WC Common Stock issuable upon the exercise of all WC Options owned of record or beneficially by such Optionholder. The aggregate exercise price set forth opposite such Optionholder’s name on Schedule B under the heading “Aggregate Exercise Price” correctly sets forth the aggregate exercise price for all WC Options owned of record or beneficially by such Optionholder.

(iii)          Except for this Agreement, the Stockholders’ Agreement and, in the case of Robert J. Bossart and Paul A. Miller, the Settlement Agreement, such Minority Securityholder is not party to (i) any voting trust, registration rights agreement or stockholder agreement with respect to the voting or disposition of the capital stock of the Company or any Subsidiary of the Company or (ii) any Contract obligating such Minority Securityholder to vote or dispose of any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries.

(d)           Disclosure of Information. Such Minority Securityholder has had full access to all information (including information concerning the Company and the sale of Security Capital and copies of the Merger Agreement, the disclosure schedules to the Merger Agreement, the Indemnification Agreement, the Escrow Agreement and the other agreements being entered into in connection with such agreements) which he considers necessary or appropriate to make an informed investment decision with respect to the transactions contemplated by this Agreement.

(e)           Investment Experience. Such Minority Securityholder understands that the transactions contemplated by this Agreement involve substantial risk. Such Minority Securityholder (i) has experience as an investor and acknowledges that he is able to fend for himself, (ii) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the transactions contemplated by this Agreement and protecting his own interests in connection therewith and (iii) has a preexisting business relationship with the Company and Security Capital of a nature and duration that enables such Minority Securityholder to assess the merits and risks of the transactions contemplated by this Agreement.

(f)            Brokers’ Fees. Except for the portion of any such fees and expenses included in the calculation of the Per Share Payment, such Minority Securityholder does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement or the transactions contemplated hereby.

3.2           Representations and Warranties of Security Capital. Security Capital represents and warrants to each of the Minority Securityholders and the Company that each statement contained in this Section 3.2 is true and correct as of the date hereof and as of the Closing.

(a)           Organization. Security Capital is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)           Authorization. Security Capital has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by Security Capital of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action is necessary on the part of Security Capital to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Security Capital and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of Security Capital, enforceable against Security Capital in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(c)           Noncontravention. Neither the execution and delivery of this Agreement, nor the performance by Security Capital of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will, with or without the giving of notice or the lapse of time or both, (i) violate any provision of the certificate of incorporation or bylaws of Security Capital, (ii) violate any Law or Order applicable to Security Capital, (iii) result in a breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, trigger or change any rights or obligations under, or require any payment under, or result in the creation of a Lien on any property or asset of Security Capital pursuant to, any Contract or Permit to which Security Capital is a party or by which any asset of Security Capital is bound or affected or (iv) require any Order or Permit of, or filing with or notification to, any Governmental Entity, except in the case of clauses (ii), (iii) and (iv) to the extent that any such violation, breach, default, rights or Lien is contemplated by the Merger Agreement and the disclosure schedules thereto.

(d)           Brokers’ Fees. Except for fees and expenses owed to UBS Securities LLC, Hill Street Capital LLC and Capital Partners, Inc., Security Capital does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby.

3.3           Representations and Warranties of the Company. The Company represents and warrants to each of the Minority Securityholders and Security Capital that each statement contained in this Section 3.3 is true and correct as of the date hereof and as of the Closing.

(a)           Organization. The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)           Authorization. The Company has the requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary action, and no other action is necessary on the part of the Company to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors’ rights generally and (ii) general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law.

(c)           Noncontravention. Neither the execution and delivery of this Agreement, nor the performance by the Company of its obligations hereunder, nor the consummation of the transactions contemplated hereby, will, with or without the giving of notice or the lapse of time or both (i) violate any provision of the certificate of incorporation or bylaws of the Company, (ii) violate any Law or Order applicable to the Company, (iii) result in a breach of or constitute a default under, or give to others any right of termination, amendment, acceleration or cancellation of, trigger or change any rights or obligations under, or require any payment under, or result in the creation of a Lien on any property or asset of the Company pursuant to, any Contract or Permit to which the Company is a party or by which any asset of the Company is bound or affected or (iv) require any Order or Permit of, or filing with or notification to, any Governmental Entity.

(d)           Brokers’ Fees. The Company does not have any Liability to pay any fees or commissions to any broker, finder or agent with respect to this Agreement or the transactions contemplated hereby.

ARTICLE IV
COVENANTS

4.1           Minority Securityholder Transfers. Each Minority Securityholder hereby agrees not to transfer, assign or pledge any of his WC Minority Shares or WC Options during the period from the date hereof through and including the date of termination of this Agreement in accordance with its terms. Any such attempted transfer, assignment or pledge during such period will not be effective and will not be recorded in the stock and option transfer records of the Company.

4.2           Stockholders’ Agreement.

(a)           Each of the Company, Security Capital and each Minority Securityholder irrevocably consents to the transactions contemplated by this Agreement. Each of the Minority Securityholders waives any and all rights such Person may have under the Stockholders’ Agreement with respect to such transactions.

(b)           Each of the Company, Security Capital and each Minority Securityholder agree that, effective as of the Closing, the Stockholders’ Agreement will be terminated, and no party thereto will have any continuing rights or Liabilities under the Stockholders’ Agreement.

4.3           Notice of Developments. Each of the Minority Securityholders will provide prompt written notice to Security Capital and the Company of any event that would reasonably be expected to cause a breach of any of his respective representations, warranties, covenants or agreements contained herein or would reasonably be expected to, individually or in the aggregate, prevent or delay the consummation of the transactions contemplated by this Agreement. Provision of any notice pursuant to this Section will not limit, expand or otherwise affect the remedies available hereunder (if any) to the Person receiving such notice.

4.4           Further Assurances. Subject to the terms and conditions of this Agreement, each of the Company, Security Capital and each Minority Securityholder will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement as promptly as practicable, including using commercially reasonable efforts to obtain any required consents, approvals, authorizations or Permits of, or make any required filings with or notifications to, any Person.

4.5           Restrictive Covenants.

(a)           Non-Competition and Non-Solicitation. Unless Jonathan R. Wagner, Richard T. Kurth, Daniel R. Sullivan, Randy E. Jones or Paul Collins (each such person a “Principal”) receives an advance written waiver as described in Section 4.5(b)(ii) below, during the Restricted Period such Principal shall not, either directly or indirectly through a third party, either on such Principal’s own behalf or on behalf of another person or entity, engage in or assist others in the following activities:

(i)            Soliciting, recruiting or hiring to work any person who is then employed by Security Capital or any of its Subsidiaries or who was employed by Security Capital or any of its Subsidiaries at any time during the preceding 12 months; provided that the foregoing shall not apply to the soliciting, recruiting or hiring of Jonathan R. Wagner, Richard T. Kurth or Daniel R. Sullivan by any of Jonathan R. Wagner, Richard T. Kurth or Daniel R. Sullivan; provided, further, that the foregoing proviso shall in no way limit or supersede the obligations set forth in Section 4.5(a)(ii) or (iii);

(ii)           Soliciting, diverting or appropriating any business of any of the types constituting comprehensive claims management, cost containment and consulting services in connection with workers’ compensation, medical malpractice, automobile, general liability, unemployment and short and long term disability insurance benefits for employers, including claims administration, managed care services, disability management, data management and consulting services, in each case, in connection with workers’ compensation, medical malpractice, automobile, general liability, unemployment and short and long term disability insurance benefits for employers (the “Security Capital Business”) from any of the Customers or Prospective Customers with which such Principal has had Material Contact during such Principal’s employment with Security Capital or any of its Subsidiaries; and

(iii)          Entering into, or engaging in any business or activity, or being employed by or consulting for, any person or entity, in each case which competes with the Security Capital Business, in any state in the United States.

As consideration for the covenants set forth in this Section 4.5(a) and subject to compliance by each such Principal with such covenants prior to the Closing, at the Closing Security Capital will pay to each Principal, by transfer of immediately available funds in accordance with the wire instructions provided to Security Capital prior to the date hereof, the amount set forth opposite each such Principal’s name on Schedule C under the heading “Restrictive Covenant Consideration”.

(b)           Remedies for Breach of Restrictive Covenants.

(i)            Each of the Principals recognizes that irreparable harm would result from any breach by such Principal of Section 4.5(a) of this Agreement and that monetary damages alone would not provide adequate relief for any such breach. Accordingly, in addition to any other remedy which may be available to Security Capital, if such Principal breaches a restrictive covenant in this Agreement, Security Capital and such Principal acknowledge that injunctive relief in favor of Security Capital is proper (without the requirement of posting a bond, other security or similar requirement or proving any actual damages).

(ii)           A waiver of such Principal’s obligations under this Agreement shall be ineffective unless it is set forth in writing and signed by (A) if Sedgwick CMS Holdings, Inc. is the beneficial owner of a majority of the WC Common Stock, the Chairman of the Board of Sedgwick CMS Holdings, Inc. or (B) if Sedgwick CMS Holdings, Inc. is not the beneficial owner of a majority of the WC Common Stock, the Chairman of the Board of the entity that is the beneficial owner of a majority of the WC Common Stock.

(iii)          If a court of competent jurisdiction determines that any of the restrictions in Section 4.5(a) are overbroad, Security Capital and each of the Principals agree that such term shall be deemed modified to permit enforcement to the maximum extent allowed by law.

(iv)          If such Principal breaches any of such Principal’s covenants in Section 4.5(a) of this Agreement, the period following the closing of the Merger during which such covenant is in effect shall be extended by the period of time between such Principal’s breach and the date a court of competent jurisdiction enters an injunction restraining further breach of the covenant.

(c)           The rights and obligations of Security Capital under this Section 4.5 shall inure to the benefit of and be binding upon the successors and assigns of Security Capital. Any successor or assignee of Security Capital is authorized to enforce the restrictive covenants herein as if the name of such successor or assignee replaced Security Capital throughout this Section 4.5.

4.6           Release. Effective upon the Closing, each Minority Securityholder hereby irrevocably waives, releases and discharges the Company, Security Capital, the SCC Buyer and each of their respective Affiliates and each of the Representatives of the Company, Security Capital, the SCC Buyer and each of their respective Affiliates of and from any and all Liabilities and obligations to such Minority Securityholder of any kind or nature whatsoever that solely arise out of such Minority Securityholder’s capacity as a stockholder or optionholder of the Company, as applicable (including in respect of any rights of contribution or indemnification), whether arising under any Contract or otherwise at Law or in equity, and whether or not then known, and each Minority Securityholder agrees that he will not seek to recover any amounts solely in connection therewith or thereunder from the Company, Security Capital, the SCC Buyer and each of their respective Affiliates and each of the Representatives of the Company, Security Capital, the SCC Buyer and each of their respective Affiliates.

4.7           Adjustment Certificate. Promptly following its delivery of the Adjustment Certificate in accordance with the Merger Agreement, Security Capital shall deliver to each of the Minority Securityholders a copy of the Adjustment Certificate. The calculation of the Target Date Debt Amount, the Debt Adjustment Amount, the WC Adjustment Amount, the Per Share Adjustment Amount and the Per Share WC Adjustment Amount set forth in the Adjustment Certificate shall be binding on the parties, except to the extent of manifest error or fraud. Notwithstanding the foregoing, Security Capital shall be required to consult with Jonathan R. Wagner and Richard T. Kurth regarding the information to be set forth in the Adjustment Certificate prior to finalizing and delivering the Adjustment Certificate.

4.8           Stay Pay Agreements and Stay Pay Bonuses. Each of the Principals hereby (a) waives any and all rights such Person may have pursuant to the CompManagement Stay Pay Bonus Plan (as amended to date) including any and all rights to receive any payments pursuant to such plan and (b) agrees that any agreement between such Principal and the Security Capital or any of its Subsidiaries with respect to the CompManagement Stay Pay Bonus Plan (as amended to date) is hereby terminated without liability to Security Capital or any of its Subsidiaries.

ARTICLE V
INDEMNIFICATION

5.1           Survival. The representations, warranties, covenants and agreements contained in this Agreement will survive indefinitely.

5.2           Indemnification by the Minority Securityholders. Each of the Minority Securityholders, severally but not jointly, agrees to protect, defend, indemnify and hold harmless the Company, Security Capital, the SCC Buyer, each of their respective Affiliates and each of the Representatives of the Company, Security Capital, SCC Buyer and each of their respective Affiliates, and each such Person’s successors and assigns, from, against and in respect of any and all losses, costs, damages, charges or expenses of any nature (including attorneys’ fees) (collectively, “Losses”) arising out of or in connection with any breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of such Minority Securityholder contained in this Agreement.

5.3           Indemnification by Security Capital. Security Capital agrees to protect, defend, indemnify and hold harmless the Minority Securityholders, the Company, each of their respective Affiliates and the Representatives of the Minority Securityholders, the  Company and each of their respective Affiliates, and each such Person’s successors and assigns, from, against and in respect of any and all Losses arising out of or in connection with any breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of Security Capital contained in this Agreement.

5.4           Indemnification by the Company. The Company agrees to protect, defend, indemnify and hold harmless the Minority Securityholders, Security Capital, each of their respective Affiliates and the Representatives of the Minority Securityholders, Security Capital and each of their respective Affiliates, and each such Person’s successors and assigns, from, against and in respect of any and all Losses arising out of or in connection with any breach of any representation or warranty or nonfulfillment of any covenant or agreement on the part of the Company contained in this Agreement.

5.5           Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties will be entitled to specific performance of the terms hereof in addition to any other remedy at Law or equity.

ARTICLE VI
TERMINATION

6.1           Termination of Agreement. This Agreement may be terminated as follows:

(a)           by mutual written consent of Security Capital, the Company and each of the Minority Securityholders; and

(b)           automatically in the event of the termination of the Merger Agreement in accordance with its terms.

6.2           Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement will forthwith become void and have no effect, without any Liability (other than with respect to any suit for breach of this Agreement) on the part of any party hereto; provided, that the provisions of Sections 7.1, 7.10, 7.11, 7.12 and 7.14 and this Section 6.2 will survive any termination hereof pursuant to Section 6.1.

ARTICLE VII
MISCELLANEOUS

7.1           Press Releases and Public Announcement. None of the Minority Securityholders will issue any press release or make any public announcement relating to this Agreement or the other transactions contemplated hereby without the prior written approval of Security Capital.

7.2           Withholdings. The Company will be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to any Optionholder such amounts as the Company is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax Law. To the extent that amounts are so deducted and withheld by the Company, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Optionholder in respect of which such deduction and withholding were made by the Company.

7.3           Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement.

7.4           No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns; provided that the SCC Buyer shall have third party beneficiary rights to enforce the rights granted to Security Capital hereunder.

7.5           Entire Agreement. This Agreement together with the Stockholders’ Agreement and the Settlement Agreement constitute the entire understanding of the parties hereto with respect to the subject matter of this Agreement and supersedes any prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

7.6           Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. None of the Minority Securityholders may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of Security Capital other than assignment by operation of law or to their respective heirs.

7.7           Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized, in the case of Security Capital, by its board of directors, and in the case of the Minority Securityholders, by each Minority Securityholder. This Agreement may not be amended except by an instrument in writing signed on behalf of Security Capital and each Minority Securityholder.

7.8           Waiver. At any time, Security Capital may waive compliance with any of the agreements or covenants of any of the Minority Securityholders under this Agreement. Any agreement on the part of Security Capital to any such waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of Security Capital by its duly authorized officer. At any time, the Minority Securityholders may waive compliance with any of the agreements or covenants of Security Capital under this Agreement. Any agreement on the part of the Minority Securityholders to any such waiver will be valid only if such waiver is set forth in an instrument in writing signed on behalf of each Minority Securityholder. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. The waiver of any such right with respect to particular facts and other circumstances will not be deemed a waiver with respect to any other facts and circumstances, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time.

7.9           Construction. The parties have participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

7.10         Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed provided (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth (5th) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

(a)           If to any Minority Securityholder, to the address set forth for such Minority Securityholder on Schedule A or Schedule B hereto, as applicable.

with copies to:

Kaye Scholer LLC
Three First National Plaza
41st Floor
70 West Madison Street
Chicago, Illinois 60602-4231
Facsimile:	(312) 583-2530
Attention:	Gary R. Silverman, Esq.

(b)           If to Security Capital or the Company, to:

Security Capital Corporation
Eight Greenwich Office Park, Third Floor
Greenwich, Connecticut 06831
Facsimile:	(203) 625-0423
Attention:	Brian D. Fitzgerald
Chairman and Chief Executive Officer

with copies to:

Morgan, Lewis & Bockius LLP
101 Park Avenue
New York, New York 10178-0060
Facsimile:	(212) 309-6001
Attention:	Christopher T. Jensen, Esq. and
George G. Yearsich, Esq.
and

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, DE 19801
Facsimile:	(302) 498-7748
Attention:	Srinivas M. Raju, Esq.

or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

7.11         Governing Law. This Agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

7.12         Consent to Jurisdiction and Service of Process. EACH OF THE PARTIES HERETO CONSENTS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT MAY BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN WILL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF ANY PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST ANY OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

7.13         Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

7.14         Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as otherwise specified in this Agreement, all expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such expenses. Notwithstanding the foregoing, the Company shall reimburse the Minority Securityholders for up to $100,000 of the reasonable financial advisor’s and attorneys’ fees and expenses incurred by the Minority Securityholders in connection with the drafting, negotiation and execution of this Agreement, the Indemnification Agreement, the Escrow Agreement and any other non-competition agreements or employment agreements entered into by the Minority Securityholders in connection with the transactions contemplated by the Merger Agreement; provided that the Minority Securityholders shall be required to provide the Company with a detailed invoice of all such financial advisor’s and attorneys’ fees and expenses within five (5) Business Days of any request therefore.

7.15         Independent Nature of Obligations and Rights. The obligations of each Minority Securityholder under this Agreement are several and not joint with respect to the obligations of any other Minority Securityholder, and no Minority Securityholder shall be responsible in any way for the performance of the obligations of any other Minority Securityholder under this Agreement. The parties acknowledge and agree that, a breach of this Agreement by any particular Minority Securityholder(s) shall not prohibit Security Capital or the Company from consummating the transactions contemplated by this Agreement with the non-breaching Minority Securityholders.

7.16         Waiver of Jury Trial. Each of the parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 7.16.

7.17         Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile will be effective as delivery of a manually executed counterpart of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

	SECURITY CAPITAL:	THE COMPANY:

	SECURITY CAPITAL CORPORATION	WC HOLDINGS, INC.

By:	/s/ Brian D. Fitzgerald	By:	/s/ Brian D. Fitzgerald
	Name: Brian D. Fitzgerald		Name: Brian D. Fitzgerald
	Title: President and CEO		Title: Chairman

MINORITY SECURITYHOLDERS:

	/s/ Peter Barr	/s/ Robert J. Bossart
	Peter Barr	Robert J. Bossart
	/s/ Terri Case	/s/ Steve Cochran
	Terri Case		Steve Cochran
	/s/ Paul Collins		/s/ Randy E. Jones
	Paul Collins		Randy E. Jones
	/s/ Richard T. Kurth		/s/ Paul A. Miller
	Richard T. Kurth		Paul A. Miller
	/s/ Frank Pagnatta		/s/ Robert Rissmeyer
	Frank Pagnatta		Robert Rissmeyer
	/s/ Daniel R. Sullivan		/s/ Jonathan R. Wagner
	Daniel R. Sullivan		Jonathan R. Wagner